UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2009
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 3, 2009, Yuval Wasserman was appointed as Executive Vice President and Chief Operating Officer of Advanced Energy Industries, Inc. (the “Company”), effective immediately. Mr. Wasserman, age 54, joined the Company in August 2007 as Senior Vice President, Sales, Marketing and Service, and was later promoted in October 2007 to Executive Vice President, Sales, Marketing and Service. Prior to joining Advanced Energy, Mr. Wasserman served as the President and CEO of Tevet Process Control Technologies, Inc. from May 2002 until July 2007, where he led the development and growth of the company. Prior to that, he held senior executive and general management positions at Boxer Cross (metrology company: acquired by Applied Materials, Inc.), Fusion Systems (a division of Axcelis Technologies, Inc.), AG Associates (RTP), and National Semiconductor.
In connection with his appointment, the Compensation Committee of the Board of Directors of the Company approved an increase in Mr. Wasserman’s annual base salary to $340,000; such increase to be delayed, however, subject to reversal of the salary freeze and reductions currently applicable to executive officers and other employees of the Company. All other elements of Mr. Wasserman’s compensation, including his target cash incentive percentage of 60% of annual base salary under the Company’s 2009 variable compensation plan, remain at current levels.
Mr. Wasserman does not have an employment agreement with the Company, but is party to an Executive Change in Control Agreement (the “CIC Agreement”), which provides Mr. Wasserman with severance payments and certain benefits in the event of his termination without Cause or other Involuntary Termination (such capitalized terms being defined in the CIC Agreement) following an actual or during a pending change in control. The CIC Agreement is filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2008.
Item 9.01 Financial Statements and Exhibits.
(d)	The following exhibit is furnished pursuant to Item 5.02:
99.1	Press release dated April 7, 2009 by Advanced Energy Industries, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: April 7, 2009	/s/Lawrence D. Firestone
Lawrence D. Firestone
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 7, 2009 by Advanced Energy Industries, Inc.